Exhibit 99.1

November 6, 2019

Fellow Shareholders,

We continue to execute well against our long-term strategic plan as the TV market shifts to streaming. In Q3, we beat our outlook for revenue, gross profit, and adjusted EBITDA. Our business momentum and competitive differentiation make Roku an essential partner for content publishers and advertisers. This is evident in the launch of major new streaming services on our platform and by the growth in the number of advertisers who work with Roku. We believe the dataxu acquisition will accelerate our platform’s advertising technology roadmap, strengthen our already industry-leading TV streaming platform and give us the opportunity to create an even more appealing offering for advertisers.

Q3 Highlights

•	Total net revenue of $260.9 million, up 50% Year-over-Year (YoY);
•	Platform revenue of $179.3 million, up 79% YoY;
•	Active Accounts of 32.3 million, a net addition of 1.7 million over last quarter;
•	Streaming Hours increased 0.9 billion hours over last quarter, to 10.3 billion;
•	Average Revenue Per User (ARPU) of $22.58 (Trailing Twelve Months), up 30% YoY;
•	Gross Profit of $118.5 million, up 50% YoY; and
•	Roku monetized video ad impressions again more than doubled YoY.
Key Operating Metrics	Q3 18	Q4 18	Q1 19	Q2 19	Q3 19	YoY %
Active Accounts (millions)	23.8	27.1	29.1	30.5	32.3	36%
Streaming Hours (billions)	6.2	7.3	8.9	9.4	10.3	68%
ARPU ($)	$17.34	$17.95	$19.06	$21.06	$22.58	30%

Summary Financials ($ in millions)	Q3 18	Q4 18	Q1 19	Q2 19	Q3 19	YoY %
Platform revenue	$100.1	$151.4	$134.2	$167.7	$179.3	79%
Player revenue	73.3	124.3	72.5	82.4	81.6	11%
Total net revenue	173.4	275.7	206.7	250.1	260.9	50%
Platform gross profit	70.5	109.4	93.8	109.7	112.2	59%
Player gross profit	8.4	2.9	7.1	4.5	6.2	-26%
Total gross profit	79.0	112.3	100.9	114.2	118.5	50%
Platform gross margin %	70.5%	72.2%	69.9%	65.4%	62.6%	-791	bps
Player gross margin %	11.5%	2.4%	9.8%	5.5%	7.6%	-388	bps
Total gross margin %	45.6%	40.7%	48.8%	45.7%	45.4%	-15	bps
R&D	45.4	51.0	55.7	62.0	68.5	51%
Sales and marketing	25.6	34.6	33.8	36.6	46.7	82%
G&A	19.8	21.2	22.1	26.0	29.9	51%
Total operating expenses	90.7	106.8	111.6	124.6	145.0	60%
Income (loss) from operations	(11.7)	5.5	(10.7)	(10.4)	(26.5)	nm
Adjusted EBITDA [1]	2.0	24.5	10.0	11.1	(0.4)	nm
Adjusted EBITDA margin %	1.1%	8.9%	4.8%	4.4%	-0.2%	-130	bps

Outlook ($ in millions)	Q4 2019E	Full Year 2019E
Total net revenue	$380 - $396	$1,098 - $1,113
Total gross profit	$156 - $161	$489 - $494
Net income (loss)	($22)-($17)	($66) - ($61)
Adjusted EBITDA [2,3]	$7 - $12	$28 - $33
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in the tables accompanying this letter.
[2] Full Year 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of $84 million, and depreciation and amortization and other income of $10 million.

[3] Q4 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $25 million, and depreciation and amortization and other income of $4 million.

INDUSTRY TRENDS

An essential partner for reaching a highly engaged TV streaming audience

According to eMarketer, around 56 million households in total will have canceled cable or satellite TV subscriptions by 2023. Approximately 1.7 million consumers cut the cord in Q3 alone. Our own research indicates that roughly 50% of U.S. cord cutters are Roku customers, and cord cutters who choose Roku products are highly satisfied with the decision and extremely unlikely to consider returning to a traditional pay TV subscription.

The growing number of major streaming services, increasing investment in original programming and related high-profile marketing campaigns are likely to reinforce consumer interest in moving from traditional pay TV to streaming – and to the Roku platform. Just last week Apple TV+ launched on our platform adding a desirable option for millions of Apple and Roku customers around the world. Disney+ and several new free ad-supported video on demand (AVOD) services coming to market are also expected to launch soon on our platform. Such new services will generate revenue for Roku when we promote their content to our customers, when customers sign up on our platform and when our customers view ads.

GROWING ACTIVE ACCOUNTS

Refreshed Roku player lineup. Soundbars with players built-in.

During Q3, we saw strong unit sales for both Roku TV and players. We continue to lead in smart TV operating system (OS) licensing as the #1 licensed TV OS in North America. We believe that Roku TV represented more than one in three smart TVs sold in the U.S. during the first nine months of the year.

In September, we introduced a new line up of streaming players for North America, Latin America and markets in Europe. These new players make streaming affordable with an entry price point of $29.99 MSRP for the redesigned Roku Express. Our goal is to drive scale and reach of the platform and we will do so by offering consumers exceptional devices and appealing prices rather than optimizing for hardware gross profit. We are pleased that our popular Roku Streaming Stick+ recently won the CNET Editor’s Choice Award for the third consecutive year and was once again deemed their favorite streamer overall.

In the U.S. we launched new audio devices – a smart soundbar and a wireless subwoofer under the Roku brand at Best Buy and exclusive models under the onn. • Roku brand at Walmart. The smart soundbar makes it easy to add both premium sound and powerful streaming to a TV. The wireless subwoofer seamlessly expands the premium audio of the smart soundbar or Roku TV™ Wireless Speakers with even deeper, richer bass. With a streaming player built inside, these smart soundbars are another way for us to drive account growth and increase engagement on the Roku platform.

This fall our TV OEM partners began shipping a range of new Roku TV models across North America. Of note is the new TCL Roku TV 8 Series which just began shipping in the U.S. This advanced, high-end TV combines stunning 4K HDR and QLED technology plus features HDR 10 and Dolby Vision support along with Dolby Atmos. And it's the first Roku TV to use mini-LED technology, which promises even better contrast.

Lastly during the quarter, we began to roll out Roku OS 9.2. Among other updates, this release brings new search and discovery features and enhanced Roku Voice functionality to Roku devices.

onn. • Roku brand audio devices at Walmart

Roku Q3 2019 Shareholder Letter

Our competitive advantages support our international expansion

As we continue to lay the foundation for further international expansion, the key advantages that set us apart in the U.S. are expected to play an important role in new markets. Our purpose-built OS, engineering expertise, OEM partnerships, and free TV capabilities are among the many factors that we expect to contribute to our ability to attract content providers and consumers, and quickly build scale in new markets.

At IFA, the European consumer electronics show held in Germany, we announced plans to bring Roku TV to Europe beginning with the UK market. Our Roku TV launch partner Hisense is expected to ship the first Roku TV models in the UK before the end of this year. Roku TVs in the UK will include FreeView Play as well as a strong lineup of local streaming content publishers and global brands.

We look forward to bringing Roku TV to more international markets as well as deepening our selection in the UK. We plan to share more of our plans in early 2020.

THE POWER OF THE ROKU PLATFORM

A leap forward for our industry-leading advertising capabilities

Q3 was another quarter of strong progress for the Platform segment led by advertising. According to eMarketer, in the U.S., advertisers today spend more than $70 billion dollars on traditional linear TV and these dollars are still in the early stages of shifting to streaming. According to Magna Global, OTT accounts for 29 percent of U.S. TV viewing, but so far has only captured three percent of TV ad budgets. That gap is starting to close. For example, Magna Global forecasted $5 billion OTT ad spend for 2020. We believe that we are well positioned to benefit from this trend.

Roku monetized video ad impressions more than doubled again year-over-year. The Roku Channel contributed to this growth as impressions within the channel are growing faster than our impressions within the overall platform. While we continue to work with the majority of the Ad Age 200, our ad clientele continues to diversify and now also includes a wider range of small- and medium-sized businesses as well as local, direct-to-consumer, mid-market, performance, programmatic and direct-response advertisers. Average annual advertiser spend is increasing on our platform and we are bringing in new advertisers. This includes strong interest in increasing ad effectiveness with anonymized first-party data and audience guarantees. Our sponsorships business – an ad product within the consumer user experience, such as a home screen takeover – is also growing faster than the overall business.

We recently announced our agreement to acquire dataxu – a demand-side platform (DSP) that enables marketers to plan and buy video ad campaigns. This acquisition is expected to reinforce our leadership in several ways. dataxu’s advanced DSP, device graph, and data science will enhance our existing advanced advertising platform whose advantages include first-party consumer relationship, technology, data, publisher relationships and scale. We are committed to being an open platform and continuing our work with leading DSPs and ad tech providers across the ecosystem. At the same time, the acquisition of dataxu will help accelerate our advertising product roadmap and our strategy of providing marketers with an integrated, data-driven solution to plan, buy, and optimize their ad spend across TV and OTT. Automated media buying solutions like Roku’s new DSP are expected to unlock more advertising investment into OTT. In addition to a step forward in our ad stack roadmap, dataxu will accelerate our ability to place advanced tools in the hands of buyers. We will gain an experienced team that complements our industry leading OTT ad tech talent. This includes expertise in DSP software engineering, data science and analytics. We will work with new and existing advertisers as the TV advertising community moves to streaming.

Experts in Free TV

We were early to recognize the appeal that streaming free content has for consumers. AVOD is growing in quality and usage. It delivers value to consumers, especially to “cord-cutters.” Consumers are willing to watch ads in exchange for free TV content. In a survey we conducted, 73% of respondents said they watch AVOD, while 45% watch AVOD the most out of all streaming video options.

In August, we launched Kids & Family within The Roku Channel making it easy for families to find a wide selection of free and Premium Subscription content in one, easy-to-access destination. The Roku Channel’s Parental Control features give parents control

Roku Q3 2019 Shareholder Letter

over what their kids can playback within the channel. At launch we partnered with LEGO SYSTEMS as a sponsor on The Roku Channel Kids & Family home screen allowing the iconic kids brand to gain visibility while offering our viewers free access to a collection of movies. We believe these sponsorships are successful in driving engagement with our viewers.

Lego Systems sponsorship of Kids & Family home screen

OUTLOOK

We are increasing our revenue and gross profit outlook for 2019 reflecting our strong Q3 performance and the inclusion of dataxu for part of Q4. Our raised revenue outlook midpoint of $1.106 billion represents roughly 49% year-over-year growth, up from 46% year-over-year in our prior outlook. We expect Platform revenue to represent roughly two-thirds of total revenue including approximately $13 million in revenue from dataxu. We are raising our total gross profit outlook for 2019 to roughly $492 million at the midpoint, up from roughly $485 million previously. We have updated our 2019 adjusted EBITDA outlook midpoint to $30 million from $35 million previously reflecting continued investment in the business as well as an approximately $5 million headwind to adjusted EBITDA in Q4 related to dataxu operations and dataxu acquisition related expenses.

CONCLUSION

Consumers are reaping the benefits as the biggest and best names in TV programming embrace the transition to streaming. Investment in content is soaring and free options are proliferating. Just as advertisers are hungry to reach consumers who no longer watch linear TV, they want to measure campaigns and have access to tools that automate them. Roku is well positioned as a neutral party that helps the whole ecosystem build value in OTT. We make it easy for our large and highly engaged TV audience to find the content they love. We are taking the strengths that have made us the leading TV streaming platform in the U.S. and laying the groundwork for enlarging our international footprint.

Happy Streaming!

Sincerely,

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q3 2019 Shareholder Letter

Exhibit 99.1

Conference Call Webcast – 2 p.m. PST November 6, 2019

The Company will host a webcast of its conference call to discuss the Q3 2019 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on November 6, 2019. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku audio products are available through direct retails sales in the U.S.A. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations ir@roku.com	Media Tricia Mifsud tmifsud@roku.com Diane Carlini dcarlini@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare its current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,”  “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking

Roku Q3 2019 Shareholder Letter	5

statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include the benefits of the acquisition of dataxu, including the acceleration of our ad platform, gaining an experienced ad tech workforce, and the benefits and features of future product or service offerings of the combined entity, such as unlocking more advertising investment into OTT, the benefits, impact, features and availability of streaming services launching on our platform,  the benefits, impact, features and availability of our new line of streaming players, our new audio devices and the new Roku TV models, our international expansion, the capabilities expected to help us build scale and contribute to our international expansion, the timing, benefits and features of the  Roku TV models launching in the UK, the shift of advertising spend from linear TV to OTT, diversification of our ad clientele, increases in advertiser spend per campaign, our strategic plan, the strength of the Roku brand, OS and platform, the growth and monetization of The Roku Channel, the importance of our direct customer relationship and data, the importance of our partners and sponsorships, our financial outlook for the fourth quarter of 2019 and for the full 2019 fiscal year, our investments, and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.  Additional information will also be available in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.  All information provided in this shareholder letter and in the tables attached hereto is as of November 6, 2019, and we undertake no duty to update this information unless required by law.

Roku Q3 2019 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Revenue:
Platform	$179,322	$100,050	$481,157	$265,468
Player	81,606	73,331	236,534	201,299
Total net revenue	260,928	173,381	717,691	466,767
Cost of Revenue:
Platform (1)	67,075	29,504	165,419	78,498
Player (1)	75,376	64,884	218,695	168,412
Total cost of revenue	142,451	94,388	384,114	246,910
Gross Profit:
Platform	112,247	70,546	315,738	186,970
Player	6,230	8,447	17,839	32,887
Total gross profit	118,477	78,993	333,577	219,857
Operating Expenses:
Research and development (1)	68,487	45,370	186,219	119,692
Sales and marketing (1)	46,666	25,603	117,041	68,180
General and administrative (1)	29,873	19,769	77,992	50,768
Total operating expenses	145,026	90,742	381,252	238,640
Loss from Operations	(26,549)	(11,749)	(47,675)	(18,783)
Other Income, Net:
Interest expense	(767)	(112)	(1,436)	(220)
Other income, net	2,065	2,162	4,272	2,971
Total other income, net	1,298	2,050	2,836	2,751
Loss Before Income Taxes	(25,251)	(9,699)	(44,839)	(16,032)
Income tax benefit	(96)	(172)	(619)	(397)
Net Loss	$(25,155)	$(9,527)	$(44,220)	$(15,635)
Net loss per share —basic and diluted	$(0.22)	$(0.09)	$(0.39)	$(0.15)
Weighted-average shares used in computing net loss per share —basic and diluted	116,681	106,884	114,064	103,035

(1)	Stock-based compensation was allocated as follows:
	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Cost of platform revenue	$120	$29	$238	$67
Cost of player revenue	287	136	776	247
Research and development	10,230	5,561	28,020	10,658
Sales and marketing	6,415	3,277	16,555	5,673
General and administrative	5,566	2,496	13,564	4,592
Total stock-based compensation	$22,618	$11,499	$59,153	$21,237

Roku Q3 2019 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	September 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$385,999	$155,564
Short-term investments	1,496	42,146
Restricted cash	868	—
Accounts receivable, net of allowances	196,044	183,078
Inventories	73,531	35,585
Prepaid expenses and other current assets	28,908	15,374
Deferred cost of revenue, current	45	1,188
Total current assets	686,891	432,935
Property and equipment, net	61,878	25,264
Operating lease right-of-use assets	142,110	—
Intangible assets, net	1,061	1,477
Goodwill	1,382	1,382
Other non-current assets	3,983	3,939
Total Assets	$897,305	$464,997
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$241,519	$148,562
Deferred revenue, current	35,912	45,442
Total current liabilities	277,431	194,004
Deferred revenue, non-current	12,932	19,594
Operating lease liability, non-current	142,134	—
Other long-term liabilities	1,031	6,748
Total Liabilities	433,528	220,346
Stockholders’ Equity:
Common stock, $0.0001 par value	12	11
Additional paid-in capital	761,883	498,553
Accumulated other comprehensive loss	(2)	(17)
Accumulated deficit	(298,116)	(253,896)
Total stockholders’ equity	463,777	244,651
Total Liabilities and Stockholders’ Equity	$897,305	$464,997

Roku Q3 2019 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net loss	$(44,220)	$(15,635)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,170	5,824
Stock-based compensation expense	59,153	21,237
Provision for doubtful accounts	114	755
Non-cash interest expense	471	216
Loss from exit of facilities	—	450
Loss on disposals of property and equipment	—	8
Amortization of premiums on short-term investments	(280)	(164)
Changes in operating assets and liabilities:
Accounts receivable	(13,080)	(1,369)
Inventories	(37,946)	(36,171)
Prepaid expenses and other current assets	(15,270)	1,357
Operating lease right-of-use assets	13,603	—
Deferred cost of revenue	1,143	1,945
Other noncurrent assets	(44)	(1,098)
Accounts payable and accrued liabilities	69,448	16,943
Operating lease liabilities	856	—
Other long-term liabilities	(2,639)	(541)
Deferred revenue	(16,192)	(3,054)
Net cash provided by (used in) operating activities	24,287	(9,297)
Cash flows from investing activities:
Purchase of property and equipment	(38,054)	(13,363)
Purchases of short-term investments	(12,365)	(44,900)
Sales/maturities of short-term investments	53,310	3,000
Net cash provided by (used in) investing activities	2,891	(55,263)
Cash flows from financing activities:
Proceeds from equity issued under at-the-market program, net of offering costs	179,360	—
Proceeds from equity issued under incentive plans	24,765	25,480
Holdback payment for a prior business acquisition	—	(500)
Net cash provided by financing activities	204,125	24,980
Net Increase (Decrease) in cash, cash equivalents and restricted cash	231,303	(39,580)
Cash, cash equivalents and restricted cash—Beginning of period	155,564	177,250
Cash, cash equivalents and restricted cash—End of period	$386,867	$137,670
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	385,999	137,670
Restricted cash	868	—
Cash, cash equivalents and restricted cash—End of period	$386,867	$137,670
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,215	455
Cash paid for income taxes	$683	$404
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$8,931	$1,828

Roku Q3 2019 Shareholder Letter	9

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(25,155)	$(9,527)	$(44,220)	$(15,635)
Other income, net	(1,298)	(2,050)	(2,836)	(2,751)
Stock-based compensation	22,618	11,499	59,153	21,237
Depreciation and amortization	3,493	2,218	9,170	5,824
Income tax benefit	(96)	(172)	(619)	(397)
Adjusted EBITDA	$(438)	$1,968	$20,648	$8,278

Roku Q3 2019 Shareholder Letter	10